NETWORK COMMERCE

                             FOR IMMEDIATE RELEASE

                 NETWORK COMMERCE ANNOUNCES RESIGNATION OF JOE
                ARCINIEGA, PRESIDENT AND CHIEF OPERATING OFFICER

SEATTLE - April 2, 2001 - Network Commerce Inc. (Nasdaq: NWKC), the global technology infrastructure and services company, today announced that Joe Arciniega, the company's president and chief operating officer, has announced his resignation effective April 1, 2001.

Arciniega joined Network Commerce in November 1998 as chief operating officer. He was responsible for building and growing the operational management and infrastructure of the company as it went through initial and secondary public offerings, several acquisitions, and the challenges of an economic downturn in the technology industry. Arciniega currently plans to pursue other business opportunities and to spend time with his family.

"Being in this company and with this team has afforded me the opportunity to work with some of the most talented and committed people in this or any business," Arciniega said. "I wish my former teammates well during this difficult time, and look forward to their eventual success."

"Joe is a highly skilled executive and his leadership, management skills, and tenacity were a tremendous asset to this company," said Dwayne Walker, chairman and chief executive officer. "I am privileged to have had to opportunity to work with Joe over the past two years, and we wish him the best in his new endeavors."

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About Network Commerce Inc.

Established in 1994, Network Commerce Inc. (http://www.networkcommerce.com) is the global technology infrastructure and services company. Network Commerce provides a comprehensive technology and services platform including domain registration services, hosting services, commerce services, business services, one-to-one marketing services, and online marketplaces. Network Commerce's technology and services platform operates on the infrastructure of four data centers, over 500 servers, and bandwidth of 50 megabits per second. Network Commerce is headquartered in Seattle.

Forward Looking Statements:

Certain statements in this announcement, including statements concerning, the date at which we become profitable, our sources of revenue, our projected financial performance for the fourth quarter of 2000 and fiscal year 2001, our expected and project gross margins and our plans, intentions and expectations, contain "forward-looking statements" within the meaning of the Securities Act of 1933 as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "believe," "expect," "intend," "anticipate," variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are not guaranties of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement. Factors that could affect Network Commerce's actual results include, among others, the factors described in Network Commerce's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. Network Commerce Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Press Contact:
John Steere, Network Commerce Inc., (206) 223-1996, johnst@networkcommerce.com

Investor Relations Contacts:
Lynn Thomas, Network Commerce Inc., (206) 223-1996, ir@networkcommerce.com

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